Exhibit 10.1

PEOPLES BANCORP INC.
138 Putnam Street, Post Office Box 738
Marietta, Ohio 45750-0738
(740) 373-3155
www.peoplesbancorp.com

Mark F. Bradley
President and Chief Executive Officer
Peoples Bancorp Inc.
138 Putnam Street
Post Office Box 738
Marietta, Ohio 45750-0738

Dear Mark:

Peoples Bancorp Inc. (the “Company”) is a participant in the Capital Purchase Program (the “CPP”).  The CPP is a component program of the Troubled Assets Relief Program (the “TARP”) established by the United States Department of the Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008 (the “EESA”).

Background

The EESA required that the Company establish and comply with certain standards for executive compensation applicable to its Senior Executive Officers.  As a Senior Executive Officer, you and the Company entered into a letter agreement dated January 23, 2009 (the “Prior Agreement”) in order to comply with these EESA standards.

The American Recovery and Reinvestment Act of 2009 (the “ARRA”) amended and replaced the executive compensation provisions of the EESA in their entirety and directed the Secretary of the Treasury to establish executive compensation and corporate governance standards applicable to TARP Recipients, including the Company, and makes these standards applicable to both Senior Executive Officers and certain Most Highly-Compensated Employees.  On June 15, 2009, the Secretary of the Treasury established these standards by promulgating an Interim Final Rule under 31 C.F.R. Part 30 (the “Interim Final Rule”).  The EESA executive compensation standards, as amended and replaced by the ARRA, and the Interim Final Rule are collectively referred to as the “TARP Compensation Standards”.

Description of TARP Compensation Standards

Among other requirements, the executive compensation and corporate governance standards comprising the TARP Compensation Standards:

(1)	Require the Company to comply with the requirements of Internal Revenue Code Section 162(m)(5); and

(2)	Prohibit the Company from making any Golden Parachute Payment to its Senior Executive Officers or any of the five next Most Highly-Compensated Employees; and

(3)	Prohibit the Company from paying or accruing any Bonus Payment to the five Most Highly-Compensated Employees; and

(4)
Require the Company to “clawback” any Bonus Payment to its Senior Executive Officers or any of the 20 next Most Highly-Compensated Employees if payment was based on materially inaccurate financial statements or performance metric criteria; and

(5)	Prohibit the Company from maintaining any Employee Compensation Plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee; and

(6)	Prohibit the Company from maintaining any SEO Compensation Plan that encourages Senior Executive Officers to take unnecessary and excessive risks that threaten the value of the Company; and

(7)	Prohibit the Company from providing Gross-Ups to its Senior Executive Officers or the 20 next Most Highly-Compensated Employees; and

(8)	Subjects any Bonus Payment paid prior to February 17, 2009 by the Company to its Senior Executive Officers or the 20 next Most Highly-Compensated Employees to recovery by the Treasury.

Agreement

As a Senior Executive Officer, this letter evidences your and the Company’s intent to comply with the TARP Compensation Standards.  In consideration of the benefits that the Company received through its participation in the CPP, by signing this letter, you agree to consent to such modifications or amendments to the Company’s stock, compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) in which you are a participant or to which you are a party (collectively, the “Benefit Plans”) as are necessary to give effect to the TARP Compensation Standards described above and, to the extent that specific revisions to such Benefit Plans or reimbursement of prior payments to the Treasury are required to give effect to the TARP Compensation Standards, you agree to negotiate promptly and in good faith with respect to such revisions or for such reimbursement.

If during any fiscal year of the Company that is a TARP Period, you are among the Company’s five Most Highly-Compensated Employees, the aggregate amount to which you are entitled under the Company’s annual and/or long-term incentive plans or, if less, one-third of your Annual Compensation, for such fiscal year will be granted in the form of Long-Term Restricted Stock granted pursuant to the Company’s Amended and Restated 2006 Equity Plan (the “Plan”), subject to the terms of the Plan.   Any Long-Term Restricted Stock granted in accordance with the terms of this paragraph will be subject to the applicable TARP Compensation Standards, valued for purposes of this paragraph in accordance with the TARP Compensation Standards and subject to such other terms and conditions as the Company may impose as set forth in the associated award agreement that are not inconsistent with the TARP Compensation Standards.

Nothing in this letter is intended to be construed as prohibiting the Company from making any Bonus Payment to the extent not inconsistent with the TARP Compensation Standards.

This letter supersedes and replaces the Prior Agreement between you and the Company.

This letter shall remain in effect during the TARP Period and for so long as you remain a Senior Executive Officer or a Most Highly-Compensated Employee subject to the TARP Compensation Standards.

Rules of Interpretation

For purposes of this letter:

(1)
The TARP Compensation Standards are intended to, and will be interpreted, administered and construed to, comply with the requirements of the ARRA, the Interim Final Rule and any other guidance promulgated by the Treasury (and, to the maximum extent consistent with the foregoing, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this letter); and

(2)	Capitalized terms not defined herein shall have the meanings ascribed to them in the Interim Final Rule and shall be interpreted and construed consistent with such Interim Final Rule; and

(3)
Any reference to the Company shall mean the Company and any entity that, along with the Company, would be considered to be the TARP Recipient determined pursuant to 31 C.F.R. §30.2 where appropriate – including, in particular, Peoples Bank, National Association, Peoples Investment Company, Peoples Capital Corporation, Peoples Insurance Agency, Inc. and PBNA, L.L.C.; and

(4)	The determination of whether you are or remain a Senior Executive Officer or a Most Highly-Compensated Employee shall be made pursuant to 31 C.F.R. §30.3.

Miscellaneous

To the extent not subject to federal law, this letter will be governed by and construed in accordance with the laws of Ohio.  This letter may be executed in two or more counterparts, each of which will be deemed to be an original and all of which will be deemed to be the same agreement. A signature transmitted by facsimile will be deemed an original signature.

The Board of Directors of the Company appreciates the concessions you are making and looks forward to your continued leadership during these financially turbulent times.

Yours sincerely,

PEOPLES BANCORP INC.                                                                                                                                          PEOPLES BANK,
                                                                         NATIONAL ASSOCIATION

By: /s/ CAROL A. SCHNEEBERGER                                                                                                                         By: /s/ CAROL A. SCHNEEBERGER

Title:  Executive Vice President, Operations                                                                                                             Title:  Executive Vice President, Operations

Date:  July 22, 2009                                                                                                                                                        Date:  July 22, 2009

*****
Intending to be legally bound, I agree with and accept the foregoing terms on the date set forth below.

/s/ MARK F. BRADLEY
Mark F. Bradley

Date:   July 22, 2009